Exhibit 99.(e)(4)

April 27, 2017

Strictly Confidential

Savaria Corporation

4530 Chomedy Highway

Laval, Quebec

H7R 6E9

Attention:	Mr. Marcel Bourassa, President and Chief Executive Officer

Dear Sir:

Reference is made to the letter of intent dated March 17, 2017 (the “Letter of Intent”) entered into between us in connection with the potential acquisition of Span-America Medical Systems, Inc. by Savaria Corporation or one of its affiliates.

This letter shall serve to confirm that the Exclusivity Period set forth in Section 5 of the Letter of Intent shall be amended in order to expire at 5:00 p.m. (Montreal time) on May 3, 2017.

All of the other binding terms of the Letter of Intent shall remain in full force and effect, unamended.

Kindly confirm your agreement with this letter by signing in the space set forth below and returning a signed copy of this letter to the undersigned at tomhenrion@bellsouth.net.

Sincerely,

SPAN-AMERICA MEDICAL SYSTEMS, INC.

By:	/s Thomas D. Henrion
Name:	Thomas D. Henrion
Title:	Chairman

ACCEPTED AND AGREED
as of this 27th day of April, 2017

Savaria corporation

By:	/s Marcel Bourassa
Name:	Marcel Bourassa
Title:	President and Chief Executive Officer